Exhibit 1.7

chinadotcom Launches its New Corporate Image and Focus

HONG KONG September 24, 2002 chinadotcom corporation [NASDAQ: CHINA; Website: www.corp.china.com], a leading integrated enterprise solutions company in Asia, today announced the launch of its new corporate website with a new image and focus that is more reflective of the company’s current business.

Since chinadotcom listed on NASDAQ in July 1999, the market has been changing and the company itself has undergone continued evolution. chinadotcom has steadily evolved from a pure web-solutions and online advertising Internet company to a company providing “integrated technology and marketing solutions to leading enterprises in Asia.”

Peter Yip, Chief Executive Officer of chinadotcom corporation, said, “As it is clearly stated on our corporate website – ‘we at chinadotcom want our investors and clients to think of us as the Premier Enterprise Solutions Provider in Both Technology and Marketing to Leading Companies in China and Asia.’ We believe that our new corporate image and focus can better explain what we are doing today.”

The services and products that the company provides include:

chinadotcom Technology Services:

•	Enterprise Application Integration
•	Application Outsourcing
•	Customer Software Development
•	E-Business Consulting and Web Development
•	Packaged Software Implementation

chinadotcom Software Products:

•	PowerBooks (an integrated Management Information System in Financial Accounting)
•	PowerHRP (Human Resources Payroll management)
•	PowerATS (Attendance Tracking System)
•	PowerPay+, PowerESS (Employee Self Service)
•	PowerCRM
•	expresso, a double-byte email marketing technology

chinadotcom Media and Marketing Services:

•	Data Services
•	Call Center Services
•	Media Channels

For more information about chinadotcom and its new positioning, its service and product offerings and the corporate materials, please navigate the newly launched website www.corp.china.com.

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About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise solutions company offering technology, marketing and media services for companies throughout Greater China and the Asia-Pacific region, the US and the UK. With operations in 10 markets — the companies under chinadotcom group have extensive experience in several industry groups including finance, travel and manufacturing, and in key business areas, including e-business strategy, packaged software implementation, precision marketing, and supply chain management. chinadotcom leverages this expertise with alliances and partnerships to help drive innovative client solutions.

For more information about chinadotcom corporation, please visit www.corp.china.com

Safe Harbor Statement

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on chinadotcom management’s current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to chinadotcom as of the date of the press release, and it assumes no obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise. Further information on risks or other factors that could affect chinadotcom’s results of operations is detailed in its filings with the United States Securities and Exchange Commission, including the Annual Report for the year ended December 31, 2001 on Form 20-F filed in June, 2002.

For further information, please contact:

Media Relations

Jane Cheng, Public Relations Manager
Tel:        (852) 2961 2750
Fax:       (852) 2571 0410
e-mail:    jane.cheng@hk.china.com

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